FOR IMMEDIATE RELEASE
May 21, 2025

TEGNA Shareholders Approve All Board of Directors’ Proposals at 2025 Annual Meeting

Tysons, Va. – Shareholders of TEGNA Inc. (NYSE: TGNA) today overwhelmingly approved all the Board of Directors’ proposals at the Company’s 2025 annual shareholder meeting.

TEGNA shareholders have re-elected Board chair Howard D. Elias, CEO Mike Steib, and independent directors Gina L. Bianchini, Catherine Dunleavy, Stuart J. Epstein, Scott K. McCune, Henry W. McGee, Neal B. Shapiro, Denmark West and Melinda C. Witmer.

Karen H. Grimes has retired from TEGNA’s Board of Directors effective today, following five years of service.

All directors will serve one-year terms ending at TEGNA’s 2026 Annual Meeting.

The professional backgrounds of the members of TEGNA’s Board of Directors can be found here: https://www.tegna.com/about/board-of-directors/.

At the meeting, TEGNA shareholders also approved the compensation of the Company’s named executive officers on an advisory basis and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2025 fiscal year.

About TEGNA

TEGNA Inc. (NYSE: TGNA) helps people thrive in their local communities by providing the trusted local news and services that matter most. Together, we are building a sustainable future for local news. With 64 television stations in 51 U.S. markets, TEGNA reaches more than 100 million people on an average monthly basis across the web, mobile apps, streaming, and linear television. For more information, visit TEGNA.com.

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For media inquiries, contact:

Molly McMahon

Senior Director, Corporate Communications

703-873-6422

mmcmahon@tegna.com

For investor inquiries, contact:

Julie Heskett

Senior Vice President, Chief Financial Officer

703-873-6747

investorrelations@TEGNA.com